Exhibit 99.1

CONTACT:	Kent Griffin Chief Financial Officer (858) 485-9840
BIOMED REALTY TRUST REPORTS
SECOND QUARTER 2006 FINANCIAL RESULTS
SAN DIEGO, Calif. — August 2, 2006 — BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on providing real estate to the life science industry, today announced financial results for the second quarter ended June 30, 2006.
Highlights:
•	Quarterly total revenues increased 73.3% to $49.5 million from $28.5 million in the second quarter 2005

•	Quarterly funds from operations (FFO) per diluted share increased 41.4% to $0.41 per share versus the second quarter 2005

•	Total assets increased 36.2% to $1.8 billion from June 30, 2005

•	Acquisition of over $463 million of office and laboratory space, representing approximately 1.1 million square feet, including the Human Genome Sciences, Inc. headquarters and manufacturing facilities

•	Issuance of approximately 10.4 million shares of common stock, raising $299 million in gross proceeds

•	Amendment of unsecured revolving credit facility, increasing the facility from $250 million to $500 million, extending the maturity date to June 27, 2009 and lowering the borrowing rate

•	Entered into an agreement to acquire the 1.4 million square foot Sun Microsystems, Inc. campus in Newark, California, which subsequently closed on July 11, 2006
“The second quarter was a tremendous quarter for the company, highlighting our management team’s expertise. In addition to solid operating performance for our core portfolio, we continue to execute on our focused investment strategy and positioned the company’s capital structure to support the continued growth of our business,” commented Alan Gold, President and Chief Executive Officer of BioMed Realty Trust.

Second Quarter 2006 Financial Results
Total revenues for the quarter increased to $49.5 million from $28.5 million in the second quarter of 2005, due primarily to the increase in assets related to the company’s acquisitions. Net income for the quarter was $7.2 million, or $0.14 per diluted share, compared to $1.4 million, or $0.05 per diluted share, in the second quarter of 2005.
FFO during the quarter increased significantly to $22.3 million from $10.1 million in the comparable period in 2005. FFO per diluted share increased to $0.41 for the second quarter of 2006 versus $0.29 in the second quarter of 2005. Same property net operating income increased to $14.6 million, a 2.1% increase over the second quarter of 2005.
FFO is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO and a definition of FFO are included at the end of this release.
Financing Activity
As of June 30, 2006, the company’s consolidated debt included fixed-rate mortgage indebtedness with an aggregate outstanding principal amount of $230.5 million, excluding $13.9 million of debt premium, and a weighted-average interest rate of 6.4% at quarter end; a $250 million secured term loan, for which the company, through an interest rate swap, has fixed the interest rate at 6.4% until the loan matures on May 30, 2010; a $150 million secured bridge loan bearing interest at a floating rate equal to 6.7% at quarter end; and $60.8 million of outstanding borrowings under the company’s $500 million unsecured revolving credit facility bearing interest at a floating rate equal to 6.5% at quarter end. The company’s debt to total market capitalization ratio was 28.2% at June 30, 2006.
Portfolio Update
During the second quarter, the company acquired five properties, including:
•	Charles Street — a 47,912 square foot office and laboratory facility in Cambridge, Massachusetts

•	Shady Grove Road — Human Genome Sciences, Inc.’s 635,058 square foot headquarters office and laboratory facility in Rockville, Maryland

•	Belward Campus Drive — Human Genome Sciences’ 289,912 square foot large-scale manufacturing facility in Rockville, Maryland

•	One Research Way — a 49,421 square foot property in Princeton, New Jersey

•	34175 Ardenwood Boulevard — an 87.5% interest in a 72,500 square foot facility in Fremont, California
As of June 30, 2006, the portfolio was 91.4% leased, with 344,000 square feet, or 68.2% of the unleased square footage, under redevelopment. The company also owns undeveloped land that management estimates can support up to 1,299,000 rentable square feet of laboratory and office space.
Quarterly Distributions
BioMed Realty Trust’s board of directors previously declared a second quarter 2006 dividend of $0.29 per share of common stock, payable to stockholders of record at the close of business on June 30, 2006. The dividend was paid on July 17, 2006.
Supplemental Information
Supplemental operating and financial data are available in the Investor Relations section of the company’s web site at www.biomedrealty.com.
Teleconference and Web Cast
BioMed Realty Trust will conduct a conference call and audio web cast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) Thursday, August 3, 2006 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and www.earnings.com, or live by calling (800) 291-5365 (domestic) or (617) 614-3922 (international) with call ID number 68886932. The call will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Thursday, August 3, 2006 through midnight Pacific Time on Tuesday, August 8, 2006 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international) and using access code 60871763.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry™. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its properties and primary acquisition targets are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. BioMed’s real estate portfolio consists of 50 properties, representing 86 buildings with approximately 7.5 million rentable square feet in each of the major life science markets in the United States. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
# # #
(Financial Tables Follow)

BIOMED REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Investments in real estate, net	$1,589,788	$1,129,371
Investment in unconsolidated partnership	2,454	2,483
Cash and cash equivalents	23,093	20,312
Restricted cash	5,249	5,487
Accounts receivable, net	2,981	9,873
Accrued straight-line rents, net	12,855	8,731
Acquired above market leases, net	8,625	8,817
Deferred leasing costs, net	126,549	136,640
Deferred loan costs, net	6,282	4,855
Prepaid expenses	2,362	2,164
Other assets	26,714	8,577

Total assets	$1,806,952	$1,337,310

LIABILITIES AND STOCKHOLDERS’ EQUITY

Mortgage notes payable, net	$244,402	$246,233
Secured term loan	250,000	250,000
Secured bridge loan	150,000	—
Unsecured line of credit	60,800	17,000
Security deposits	7,264	6,905
Dividends and distributions payable	17,427	13,365
Accounts payable, accrued expenses, and other liabilities	23,611	23,012
Acquired below market leases, net	27,529	29,647

Total liabilities	781,033	586,162

Minority interests	19,907	20,673

Stockholders’ equity:
Common stock, $.01 par value	571	466
Additional paid-in capital	1,045,831	757,591
Accumulated other comprehensive income	11,646	5,922
Dividends in excess of earnings	(52,036)	(33,504)

Total stockholders’ equity	1,006,012	730,475

Total liabilities and stockholders’ equity	$1,806,952	$1,337,310

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Rental	$36,556	$19,990	$67,734	$34,276
Tenant recoveries	12,839	8,556	25,448	15,810
Other income	64	—	70	2,948

Total revenues	49,459	28,546	93,252	53,034

Expenses:
Rental operations	9,642	6,721	19,185	13,116
Real estate taxes	4,587	2,476	8,828	4,264
Depreciation and amortization	14,714	8,476	28,075	14,667
General and administrative	4,206	2,695	8,554	5,245

Total expenses	33,149	20,368	64,642	37,292

Income from operations	16,310	8,178	28,610	15,742

Equity in net income of unconsolidated partnership	22	20	42	71
Interest income	435	119	595	180
Interest expense	(9,253)	(6,812)	(17,037)	(8,223)

Income before minority interests	7,514	1,505	12,210	7,770

Minority interests in consolidated partnerships	46	65	100	174
Minority interests in operating partnership	(402)	(130)	(678)	(668)

Net income	$7,158	$1,440	$11,632	$7,276

Basic earnings per share	$0.14	$0.05	$0.24	$0.23

Diluted earnings per share	$0.14	$0.05	$0.24	$0.23

Weighted-average common shares outstanding:

Basic	51,394,117	31,861,536	48,895,318	31,514,608

Diluted	54,534,393	34,893,367	52,062,831	34,544,121

BIOMED REALTY TRUST, INC.
FUNDS FROM OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)
     The following table provides the calculation of our FFO and a reconciliation to net income (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$7,158	$1,440	$11,632	$7,276

Adjustments:

Minority interests in operating partnership	402	130	678	668
Depreciation and amortization — real estate assets	14,734	8,496	28,115	14,677

Funds from operations	$22,294	$10,066	$40,425	$22,621

Funds from operations per share — diluted	$0.41	$0.29	$0.78	$0.65

Weighted-average common shares outstanding — diluted	54,534,393	34,893,367	52,062,831	34,544,121

We present funds from operations, or FFO, because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.